Exhibit 99.01

FOR IMMEDIATE RELEASE:	CONTACTS:

Mary Rose Brown (Media)
Senior Vice President, Corporate Communications
210-345-2314

Mark Meador (Investor Relations)
Senior Manager, Investor Relations
210-345-2895

Valero GP Holdings, LLC Announces Pricing of Secondary Public Offering

SAN ANTONIO, December 18, 2006— Valero GP Holdings, LLC (NYSE: VEH), the owner of the general partner of Valero L.P. (NYSE: VLI), announced today the pricing of its secondary public offering of 17,869,565 of its units representing limited liability company interests at $21.62 per unit.  The underwriters have been granted a 30-day option to purchase up to 2,680,435 additional units.  If the underwriters exercise such option in full, the ownership interest of subsidiaries of Valero Energy Corporation (NYSE: VLO) in Valero GP Holdings, LLC will be reduced to zero.  The offering is expected to close on or about December 22, 2006.  All of the units being sold are offered by subsidiaries of Valero Energy Corporation. As a result, Valero GP Holdings, LLC will not receive any proceeds from this offering.

Lehman Brothers Inc., UBS Investment Bank, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers. In addition, acting as co-managers for the offering are, Goldman, Sachs & Co., RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Raymond James & Associates, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Oppenheimer & Co. Inc. and Sanders Morris Harris Inc.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities.  Any offer will be made only by means of the prospectus.  A copy of the final prospectus relating to the offering may be obtained when available from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, email: monica_castillo@adp.com, from UBS Investment Bank at 299 Park Avenue, Prospectus Department, New York, NY, 10171, phone: 212-821-3000, or from any of the other underwriters.

Valero GP Holdings, LLC is a publicly traded limited liability company that owns the 2 percent general partner interest, a 21.4 percent limited partner interest and the incentive distribution rights in Valero L.P., one of the largest independent terminal and petroleum liquids pipeline operators in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit Valero GP Holdings, LLC’s web site at www.valerogpholdings.com.

Valero L.P. is a publicly traded, limited partnership based in San Antonio, with 9,303 miles of pipeline, 86 terminal facilities and four crude oil storage facilities. One of the largest independent terminal and petroleum liquids pipeline operators in the nation, the partnership has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has approximately 77 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage tank facilities. For more information, visit Valero L.P.’s web site at www.valerolp.com.